Exhibit 4.2

Replacement Capital Covenant, dated as of May 29, 2007 (this “Replacement Capital Covenant”), by StanCorp Financial Group, Inc., an Oregon corporation (together with its successors and assigns, the “Corporation”), in favor of and for the benefit of each Covered Debtholder (as defined below).

Recitals

A. On the date hereof, the Corporation is issuing $300,000,000 aggregate principal amount of its Fixed-to-Floating Rate Income Capital Obligation Notes® (“ICONs”) due 2067.

B. This Replacement Capital Covenant is the “Replacement Capital Covenant” referred to in the Prospectus Supplement, dated May 23, 2007 and filed May 24, 2007, relating to the ICONs (together with the accompanying Prospectus, dated July 23, 2002, the “Prospectus”).

C. The Corporation, in entering into and disclosing the content of this Replacement Capital Covenant in the manner provided below, is doing so with the intent that the covenants provided for in this Replacement Capital Covenant be enforceable by each Covered Debtholder and that the Corporation be estopped from disregarding the covenants in this Replacement Capital Covenant, in each case to the fullest extent permitted by applicable law.

D. The Corporation acknowledges that reliance by each Covered Debtholder upon the covenants in this Replacement Capital Covenant is reasonable and foreseeable by the Corporation and that, were the Corporation to disregard its covenants in this Replacement Capital Covenant, each Covered Debtholder would have sustained an injury as a result of its reliance on such covenants.

NOW, THEREFORE, the Corporation hereby covenants and agrees as follows in favor of and for the benefit of each Covered Debtholder.

Section 1. Definitions. Capitalized terms used in this Replacement Capital Covenant (including the Recitals) have the respective meanings set forth in Schedule I hereto.

Section 2. Limitations on Repayment, Redemption and Purchase of Securities. The Corporation hereby promises and covenants to and for the benefit of each Covered Debtholder that neither the Corporation nor any Subsidiary of the Corporation shall repay, redeem or purchase (for the avoidance of doubt, any reference in this Replacement Capital Covenant to any repayment of the Corporation’s securities will be deemed to include a reference to defeasance of the Corporation’s obligations under the securities) any of the ICONs prior to the Termination Date, except to the extent that the applicable repayment, redemption or purchase price does not exceed the sum of the following amounts:

(i) The Applicable Percentage of the aggregate amount of net cash proceeds received by the Corporation and its Subsidiaries since the most recent Measurement Date (without double counting proceeds received in any prior Measurement Period and previously applied pursuant to this Section 2) from the issuance and sale of Common Stock and rights to acquire Common Stock to Persons other than the Corporation and its Subsidiaries; plus

(ii) The Applicable Percentage of the aggregate amount of net cash proceeds received by the Corporation and its Subsidiaries since the most recent Measurement Date (without double counting proceeds received in any prior Measurement Period and previously applied pursuant to this Section 2) from the sale of Mandatorily Convertible Preferred Stock, Debt Exchangeable for Equity or Qualifying Non-Cumulative Perpetual Preferred Stock to Persons other than the Corporation and its Subsidiaries; plus

(iii) The Applicable Percentage of the aggregate amount of net cash proceeds received by the Corporation and its Subsidiaries since the most recent Measurement Date (without double counting proceeds received in any prior Measurement Period and previously applied pursuant to this Section 2) from the sale of Qualifying Capital Securities to Persons other than the Corporation and its Subsidiaries.

Section 3. Covered Debt.

(a) The Corporation represents and warrants that the Initial Covered Debt is Eligible Debt.

(b) On or during the 30-day period immediately preceding any Redesignation Date with respect to the Covered Debt then in effect, the Corporation shall identify the series of Eligible Debt that will become the Covered Debt on and after such Redesignation Date in accordance with the following procedures:

(i) the Corporation shall identify each series of its then outstanding long-term indebtedness for money borrowed that is Eligible Debt;

(ii) if only one series of the Corporation’s then outstanding long-term indebtedness for money borrowed is Eligible Debt, such series shall become the Covered Debt commencing on the related Redesignation Date;

(iii) if the Corporation has more than one outstanding series of long-term indebtedness for money borrowed that is Eligible Debt, then the Corporation shall identify the series that has the latest stated financial maturity date as of the date the Corporation is applying the procedures in this Section 3(b) and such series shall become the Covered Debt on the related Redesignation Date;

(iv) the series of outstanding long-term indebtedness for money borrowed that is determined to be Covered Debt pursuant to this Section 3(b) shall be the Covered Debt for purposes of this Replacement Capital Covenant for the period commencing on the related Redesignation Date and continuing to but not including the Redesignation Date as of which a new series of outstanding long-term indebtedness is next determined to be the Covered Debt pursuant to the procedures set forth in this Section 3(b); and

(v) in connection with such identification of a new series of Covered Debt, the Corporation shall give the notice provided for in Section 3(d) within the time frame provided for in such section.

(c) Notwithstanding any other provisions of this Replacement Capital Covenant, if on any Redesignation Date the Corporation has then outstanding one or more series of Eligible Subordinated Debt, a series of Eligible Subordinated Debt shall be identified as Covered Debt in accordance with Section 3(b) and no Eligible Senior Debt shall then be Covered Debt.

(d) Notice. In order to give effect to the intent of the Corporation described in Recital C, the Corporation covenants that

(i) simultaneously with the execution of this Replacement Capital Covenant or as soon as practicable after the date hereof, the Corporation shall (A) give notice to the Holders of the Initial Covered Debt, in the manner provided in the indenture relating to the Initial Covered Debt, of this Replacement Capital Covenant and the rights granted to such Holders hereunder and (B) file a copy of this Replacement Capital Covenant with the Commission as an exhibit to a current report on Form 8-K under the Securities Exchange Act;

(ii) so long as the Corporation is a reporting company under the Securities Exchange Act, the Corporation shall include in each annual report filed with the Commission on Form 10-K under the Securities Exchange Act a description of the covenant set forth in Section 2 and identify the series of long-term indebtedness for borrowed money that is Covered Debt as of the date such Form 10-K is filed with the Commission;

(iii) if a series of the Corporation’s long-term indebtedness for money borrowed (A) becomes Covered Debt or (B) ceases to be Covered Debt, the Corporation shall give notice of such occurrence within 30 days to the holders of such long-term indebtedness for money borrowed in the manner provided for in the indenture, fiscal agency agreement or other instrument under which such long-term indebtedness for money borrowed was issued and report such change in a current report on Form 8-K including or incorporating by reference this Replacement Capital Covenant, and in the Corporation’s next quarterly report on Form 10-Q or annual report on Form 10-K, as applicable;

(iv) if, and only if, the Corporation ceases to be a reporting company under the Securities Exchange Act, the Corporation shall (A) to the extent permitted by Bloomberg and any other similar third-party vendor that makes available to the marketplace information with respect to securities that are Covered Debt by posting such information on an electronically accessible screen (each an “Investor Screen”), cause a notation to be included on each such Investor Screen identifying the relevant series of indebtedness of the Corporation or a Subsidiary of the Corporation that is Covered Debt from time to time as Covered Debt for purposes of this Replacement Capital Covenant and cause a hyperlink to a definitive copy of this Replacement Capital Covenant to be included on each such Investor Screen for each series of Covered Debt (but only so long as such series is Covered Debt), and (B) post on its website, the information otherwise required to be included in Securities Exchange Act filings pursuant to clauses (ii) and (iii) of this Section 3(d); and

(v) promptly upon request by any Holder of Covered Debt, the Corporation shall provide such Holder with a conformed copy of this Replacement Capital Covenant.

(e) The Corporation agrees that, if at any time the Covered Debt is held by a trust (for example, where the Covered Debt is part of an issuance of trust preferred securities), a holder of the securities issued by such trust may enforce (including by instituting legal proceedings) this Replacement Capital Covenant directly against the Corporation as though such holder owned Covered Debt directly, and such trust securities shall be deemed to be “Covered Debt” for purposes of this Replacement Capital Covenant for so long as the indebtedness held by such trust remains Covered Debt hereunder.

Section 4. Termination, Amendment and Waiver.

(a) The obligations of the Corporation pursuant to this Replacement Capital Covenant shall remain in full force and effect until the earlier date (the “Termination Date”) to occur of (i) the date, if any, on which the Holders of a majority by principal amount of the then-effective series of Covered Debt consent or agree in writing to the termination of this Replacement Capital Covenant and the obligations of the Corporation hereunder, (ii) the date on which the Corporation ceases to have any series of outstanding Eligible Senior Debt or Eligible Subordinated Debt (in each case without giving effect to the rating requirement in clause (ii) of the definition of each such term), and (iii) June 1, 2047 or, if earlier, when all of the ICONs have been paid, redeemed or purchased in full in compliance with this Replacement Capital Covenant. From and after the Termination Date, the obligations of the Corporation pursuant to this Replacement Capital Covenant shall be of no further force or effect.

(b) This Replacement Capital Covenant may be amended or supplemented from time to time by a written instrument signed by the Corporation with the consent of the Holders of at least a majority in principal amount of the then-effective series of Covered Debt, provided that this Replacement Capital Covenant may be amended or supplemented from time to time by a written instrument signed only by the Corporation (and without the consent of the Holders of the then-effective series of Covered Debt) if (i) the effect of such amendment or supplement is solely to impose additional restrictions on the ability of the Corporation or any Subsidiary of the Corporation to repay, redeem or purchase any Securities in any circumstance, (ii) such amendment or supplement is not adverse to the Holders of the then-effective series of Covered Debt and an officer of the Corporation has delivered, or caused to be delivered, to the Holders of the then-effective series of Covered Debt in the manner provided for in the indenture, fiscal agency agreement or other instrument with respect to such Covered Debt a written certificate stating that, in his or her determination, such amendment or supplement is not adverse to the Holders of the then-effective series of Covered Debt, or (iii) such amendment or supplement eliminates Common Stock or Mandatorily Convertible Preferred Stock as a security or securities covered by clause (i) or (ii) of Section 2 and the Corporation has been advised in writing by a nationally recognized independent accounting firm that there is more than an insubstantial risk that the failure to do so would result in a reduction in the Corporation’s earnings per share as calculated for financial reporting purposes.

(c) For purposes of Sections 4(a) and 4(b), the Holders whose consent or agreement is required to terminate, amend or supplement the obligations of the Corporation under this Replacement Capital Covenant shall be the Holders of the then-effective series of Covered Debt as of a record date established by the Corporation that is not more than 30 days prior to the date on which the Corporation proposes that such termination, amendment or supplement becomes effective.

Section 5. Miscellaneous.

(a) This Replacement Capital Covenant shall be governed by and construed in accordance with the laws of the State of New York.

(b) This Replacement Capital Covenant shall be binding upon the Corporation and its successors and assigns and shall inure to the benefit of the Covered Debtholders as they exist from time-to-time (it being understood and agreed by the Corporation that any Person who is a Covered Debtholder at the time such Person initiates a claim or proceeding to enforce its rights under this Replacement Capital Covenant after the Corporation has violated its covenants in Section 2 and before the series of long-term indebtedness for money borrowed held by such Person is no longer Covered Debt, such Person’s rights under this Replacement Capital Covenant shall not terminate prior to the Termination Date solely by reason of such series of long-term indebtedness for money borrowed no longer being Covered Debt). Except as specifically provided herein, this Replacement Capital Covenant shall have no other beneficiaries and no other Persons are entitled to rely on this Replacement Capital Covenant.

(c) All demands, notices, requests and other communications to the Corporation under this Replacement Capital Covenant shall be deemed to have been duly given and made if in writing and (i) if served by personal delivery upon the Corporation, on the day so delivered (or, if such day is not a Business Day, the next succeeding Business Day), (ii) if delivered by registered post or certified mail, return receipt requested, or sent to the Corporation by a national or international courier service, on the date of receipt by the Corporation (or, if such date of receipt is not a Business Day, the next succeeding Business Day), or (iii) if sent by telecopier, on the day telecopied, or if not a Business Day, the next succeeding Business Day, provided that the telecopy is promptly confirmed by telephone confirmation thereof, and in each case to the Corporation at the address set forth below, or at such other address as the Corporation may thereafter notify the Covered Debtholders or post on its website as the address for notices under this Replacement Capital Covenant:

StanCorp Financial Group

1100 S.W. Sixth Avenue

Portland, Oregon 97204

Attention: Chief Financial Officer

Facsimile No: (971) 321-7935

IN WITNESS WHEREOF, the Corporation has caused this Replacement Capital Covenant to be executed by its duly authorized officer, as of the day and year first above written.

StanCorp Financial Group

By:	/s/ CINDY J. MCPIKE
Name:	Cindy J. McPike
Title:	Senior Vice President and Chief Financial Officer

SCHEDULE I

DEFINITIONS

“Alternative Payment Mechanism” means, with respect to any securities or combination of securities (together in this definition, “such securities”), provisions in the related transaction documents requiring the Corporation to issue (or use commercially reasonable efforts to issue) one or more types of APM Qualifying Securities raising eligible proceeds at least equal to the deferred Distributions on such securities and apply the proceeds to pay unpaid Distributions on such securities, commencing on the earlier of (x) the first Distribution Date after commencement of a deferral period on which the Corporation pays current Distributions on such securities and (y) the fifth anniversary of the commencement of such deferral period, and that

(a) provide that “eligible proceeds” include, for purposes of such Alternative Payment Mechanism, the net proceeds (after underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuance or sale of the relevant securities, where applicable, and including the fair market value of property received by the Corporation or any of its Subsidiaries as consideration for such securities) that the Corporation has received during the 180 days prior to the related Distribution Date from the issuance of APM Qualifying Securities, up to the Preferred Cap (as defined in paragraph (f), below) in the case of APM Qualifying Securities that are Qualifying Non-Cumulative Perpetual Preferred Stock and/or Mandatorily Convertible Preferred Stock;

(b) permit the Corporation to pay current Distributions on any Distribution Date out of any source of funds but (x) require the Corporation to pay deferred Distributions only out of eligible proceeds and (y) prohibit the Corporation from paying deferred Distributions out of any source of funds other than eligible proceeds, unless (if the Corporation elects to so provide in the terms of such securities) an Applicable Governmental Authority directs otherwise;

(c) if deferral of Distributions continues for more than one year (unless the Corporation elects to provide for a shorter period in the terms of such securities), require the Corporation or its Subsidiaries not to repay, redeem or repurchase any securities of the Corporation that on a bankruptcy or liquidation of the Corporation rank pari passu with or junior to such APM Qualifying Securities until at least one year after all deferred Distributions have been paid;

(d) notwithstanding the foregoing provision, if an Applicable Governmental Authority disapproves the issuer’s sale of APM Qualifying Securities, may (if the Corporation elects to so provide in the terms of such securities) permit the Corporation to pay deferred Distributions from any source without a breach of its obligations under the transaction documents;

(e) if an Applicable Governmental Authority does not disapprove the Corporation’s issuance and sale of APM Qualifying Securities but disapproves the use of the proceeds thereof to pay deferred Distributions, may (if the Corporation elects to so provide in the terms of such securities) permit the Corporation to use such proceeds for other purposes and to continue to defer Distributions without a breach of its obligations under the transaction documents; and

(f) with respect to “caps” on the Corporation’s obligation or right to issue (or use commercially reasonable efforts to issue) APM Qualifying Securities to settle deferred Distributions:

(i) limit the obligation of the Corporation to issue Common Stock or rights to acquire Common Stock pursuant to the Alternative Payment Mechanism (including at any point in time from all prior issuances thereof pursuant to the Alternative Payment Mechanism for the relevant deferral period) to settle deferred Distributions attributable to the first five years of any deferral period to a number of shares not exceeding 2% of the total number of issued and outstanding shares of Common Stock as of the date of the Corporation’s most recent publicly available consolidated financial statements (the “Common Cap”), provided (and it being understood) that (x) once the Corporation reaches the Common Cap, until the Common Cap ceases to apply the Corporation will not be required to issue more Common Stock or rights to acquire Common Stock under the Alternative Payment Mechanism with respect to deferred Distributions attributable to the first five years of a deferral period even if the amount referred to in this subclause (i) subsequently increases because of a subsequent increase in the current market price of Common Stock or the number of outstanding shares of Common Stock, and (y) the Common Cap shall cease to apply to such deferral period by a date (as specified in the related transaction documents) which shall be not later than the ninth anniversary of the commencement of such deferral period; and

(ii) limit the obligation or right of the Corporation to issue Qualifying Non-Cumulative Perpetual Preferred Stock and Mandatorily Convertible Preferred Stock pursuant to the Alternative Payment Mechanism (including at any point in time from all prior issuances thereof pursuant to such Alternative Payment Mechanism) to settle deferred Distributions to an amount not exceeding 25% of the initial principal or stated amount of the securities that are the subject of the related Alternative Payment Mechanism (the “Preferred Cap”);

provided (and it being understood) that:

(A) the Corporation shall not be obligated to issue (or use commercially reasonable efforts to issue) APM Qualifying Securities for so long as a Market Disruption Event has occurred and is continuing;

(B) if, due to a Market Disruption Event or otherwise, the Corporation is able to raise and apply some, but not all, of the eligible proceeds necessary to pay all deferred Distributions on any Distribution Date, the Corporation will apply any available eligible proceeds to pay accrued and unpaid Distributions on the applicable Distribution Date in chronological order subject to the Common Cap and Preferred Cap, as applicable; and

(C) if the Corporation has outstanding more than one class or series of securities under which it is obligated to sell a type of APM Qualifying Security and apply some part of the proceeds to the payment of deferred Distributions, then on any date and for any period the amount of net proceeds received by the Corporation from those sales and available for payment of deferred Distributions on such securities shall be applied to such securities on a pro rata basis in proportion to the total amounts that are due on such securities, or (if the Corporation elects to so provide in the terms of such securities) on such other basis as an Applicable Governmental Authority may approve.

“APM Qualifying Securities” means, with respect to an Alternative Payment Mechanism, one or more of the following (as designated in the transaction documents for the Qualifying Capital Securities that include an Alternative Payment Mechanism, Debt Exchangeable for Equity or Mandatory Trigger Provision):

(a) Common Stock;

(b) rights to acquire Common Stock; or

(c) Qualifying Non-Cumulative Perpetual Preferred Stock and/or Mandatorily Convertible Preferred Stock;

provided (and it being understood) that if the APM Qualifying Securities for any Alternative Payment Mechanism include both Common Stock and rights to acquire Common Stock, such Alternative Payment Mechanism may permit, but need not require, the Corporation to issue rights to acquire Common Stock.

“Applicable Governmental Authority” means any regulatory body, administrative agency or governmental body having jurisdiction over the Corporation or any Subsidiary thereof, including, without limitation, any insurance regulatory authority.

“Applicable Percentage” means

(a) in the case of any Common Stock or rights to acquire Common Stock, (i) 133.33% with respect to any repayment, redemption or purchase prior to June 1, 2017 and (ii) 200% with respect to any repayment, redemption or purchase on or after June 1, 2017; and

(b) in the case of any Mandatorily Convertible Preferred Stock, Debt Exchangeable for Equity, Qualifying Non-Cumulative Perpetual Preferred Stock and Qualifying Capital Securities, 100%.

“Business Day” means each day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions in the City of New York are authorized or obligated by law, regulation or executive order to close.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means common stock of the Corporation (including treasury shares of common stock and shares of common stock issued pursuant to any dividend reinvestment plan and employee benefit plans of the Corporation).

“Corporation” has the meaning specified in the introduction to this instrument.

“Covered Debt” means (i) at the date of this Replacement Capital Covenant and continuing to but not including the first Redesignation Date, the Initial Covered Debt and (ii) thereafter, commencing with each Redesignation Date and continuing to but not including the next succeeding Redesignation Date, the Eligible Debt identified pursuant to Section 3(b) as the Covered Debt for such period.

“Covered Debtholder” means each Person (whether a Holder or a beneficial owner holding through a participant in a clearing agency) that buys, holds or sells long-term indebtedness for money borrowed of the Corporation during the period that such long-term indebtedness for money borrowed is Covered Debt; provided that a Person who has sold or disposed of all its right, title and interest in Covered Debt shall cease to be a Covered Debtholder at the time of such sale or disposition if, while such Person was an owner of Covered Debt, the Corporation has not breached or repudiated, or threatened to breach or repudiate, its obligations hereunder; and provided further that if the Corporation has breached or repudiated, or threatened to breach or repudiate, its obligation hereunder while such Person was an owner of Covered Debt, such Person shall continue to be a Covered Debtholder until the later of (i) one year after any such sale or other disposition or (ii) the termination of any legal proceeding brought by such Person before the date in clause (i) to enforce the obligations of the Corporation hereunder.

“Debt Exchangeable For Equity” means a security or combination of securities (together in this definition, “such securities”) that:

(a) gives the holder a beneficial interest in (i) subordinated debt securities of the Corporation that include a provision permitting the Corporation to defer interest payments for up to seven years and that are the most junior subordinated debt of the Corporation (or rank pari passu with the most junior subordinated debt of the Corporation) and (ii) a fractional interest in a stock purchase contract for a share of Qualifying Non-Cumulative Perpetual Preferred Stock (in this definition, “preferred stock” of the Corporation);

(b) provides that the investors directly or indirectly grant to the Corporation a security interest in such subordinated debt securities and their proceeds (including any substitute collateral permitted under the transaction documents) to secure the investors’ direct or indirect obligation to purchase preferred stock of the Corporation pursuant to such stock purchase contracts;

(c) includes a remarketing feature pursuant to which the subordinated debt of the Corporation is remarketed to new investors commencing not later than the first Distribution Date that is at least five years after the date of issuance of the security or earlier in the event of an early settlement event based on (i) the capital ratios of the Corporation as anticipated by any Applicable Governmental Authority, (ii) the dissolution of the issuer of such Debt Exchangeable for Equity, or (iii) one or more financial tests set forth in the terms of such securities or the forward purchase contract or similar agreement;

(d) provides for the proceeds raised in the remarketing to be used to purchase preferred stock of the Corporation under the stock purchase contracts and, if there has not been a successful remarketing by the first Distribution Date that is six years after the date of issuance of such securities, provides that the stock purchase contracts will be settled by the Corporation foreclosing on its subordinated debt securities or other collateral directly or indirectly pledged by investors in the Debt Exchangeable for Equity;

(e) includes a replacement capital covenant substantially similar to this Replacement Capital Covenant or an Other Qualifying Replacement Capital Covenant that will apply to such securities and to the preferred stock of the Corporation, but will not include Debt Exchangeable for Equity or debt exchangeable for common equity in the definition of “Qualifying Capital Securities”; and

(f) after the issuance of such preferred stock of the Corporation, provides the holder of the security with a beneficial interest in such preferred stock of the Corporation.

“Distribution Date” means, as to any securities or combination of securities, the dates on which periodic Distributions on such securities are scheduled to be made.

“Distribution Period” means, as to any securities or combination of securities, each period from and including the later of the issue date and a Distribution Date for such securities to but not including the next succeeding Distribution Date for such securities.

“Distributions” means, as to a security or combination of securities, dividends, interest payments or other income distributions to the holders thereof that are not Subsidiaries of the Corporation. For the avoidance of doubt, if the terms of any security or combination of securities provide for the accrual of declared but unpaid, or deferred, Distributions, such accrued amounts will be considered to be included within the term “Distributions”.

“Eligible Debt” means, at any time, Eligible Subordinated Debt or, if no Eligible Subordinated Debt is then outstanding, Eligible Senior Debt.

“Eligible Senior Debt” means, at any time in respect of any issuer, each series of outstanding long-term unsecured indebtedness for money borrowed of such issuer that (i) upon a bankruptcy, liquidation, dissolution or winding up of the issuer, ranks most senior among the issuer’s then outstanding classes of unsecured indebtedness for money borrowed, (ii) is then assigned a rating by at least one NRSRO (provided that this clause shall apply on a Redesignation Date only if on such date the issuer has outstanding senior long-term unsecured indebtedness for money borrowed that satisfies the requirements of clauses (i), (iii) and (iv) that is then assigned a rating by at least one NRSRO), (iii) has an outstanding aggregate principal amount of not less than $100,000,000 and (iv) was issued through or with the assistance of a commercial or investment banking firm or firms acting as underwriters, initial purchasers or placement or distribution agents. For purposes of this definition as applied to securities with a CUSIP number, each issuance of long-term indebtedness for money borrowed that has (or, if such indebtedness is held by a trust or other intermediate entity established directly or indirectly by the issuer, the securities of such intermediate entity have) a separate CUSIP number shall be deemed to be a series of the issuer’s long-term indebtedness for money borrowed that is separate from each other series of such indebtedness.

“Eligible Subordinated Debt” means, at any time in respect of any issuer, each series of the issuer’s then outstanding long-term unsecured indebtedness for money borrowed that (i) upon a bankruptcy, liquidation, dissolution or winding up of the issuer, ranks subordinate to the issuer’s then outstanding series of unsecured indebtedness for money borrowed that ranks most senior, (ii) is then assigned a rating by at least one NRSRO (provided that this clause (ii) shall apply on a Redesignation Date only if on such date the issuer has outstanding subordinated long-term unsecured indebtedness for money borrowed that satisfies the requirements in clauses (i), (iii) and (iv) that is then assigned a rating by at least one NRSRO), (iii) has an outstanding aggregate principal amount of not less than $100,000,000, and (iv) was issued through or with the assistance of a commercial or investment banking firm or firms acting as underwriters, initial purchasers or placement or distribution agents. For purposes of this definition as applied to securities with a CUSIP number, each issuance of long-term indebtedness for money borrowed that has (or, if such indebtedness is held by a trust or other intermediate entity established directly or indirectly by the issuer, the securities of such intermediate entity have) a separate CUSIP number shall be deemed to be a series of the issuer’s long-term indebtedness for money borrowed that is separate from each other series of such indebtedness.

“Holder” means, as to the Covered Debt then in effect, each holder of such Covered Debt as reflected on the securities register maintained by or on behalf of the issuer with respect to such Covered Debt and each beneficial owner holding through a participant in a clearing agency.

“Initial Covered Debt” means the Corporation’s 6.875% Senior Notes due 2012 (CUSIP No. 852891 AA 8).

“Intent-Based Replacement Disclosure” means, as to any security or combination of securities that the issuer has publicly stated its intention, either in the prospectus or other offering document under which such securities were initially offered for sale or in filings with the Commission made by the issuer under the Securities Exchange Act prior to or contemporaneously with the issuance of such securities, that the issuer or its Subsidiary will repay, redeem or purchase such securities only with the proceeds of replacement capital securities that have terms and provisions at the time of repayment, redemption or purchase that are as or more equity-like than the securities then being repaid, redeemed or purchased, raised since the most recent Measurement Date.

“Mandatorily Convertible Preferred Stock” means cumulative or non-cumulative preferred stock with (i) no prepayment obligation on the part of the issuer thereof, whether at the election of the holders or otherwise, and (ii) a requirement that the preferred stock convert into Common Stock of the Corporation within three years from the date of its issuance at a conversion ratio within a range established at the time of issuance of the preferred stock.

“Mandatory Trigger Provision” means, as to any security or combination of securities (together, in this definition, “securities”), provisions in the terms thereof or of the related transaction agreements that:

(a) require or, at its option in the case of non-cumulative perpetual preferred stock, permit, the issuer of such securities to make payment of Distributions on such securities only pursuant to the issue and sale of APM Qualifying Securities, within no more than two years of a failure by the issuer to satisfy one or more financial tests set forth in the terms of such securities or related transaction agreements, in an amount such that the net proceeds of such sale are at least equal to the amount of unpaid Distributions on such securities (including without limitation all deferred and accumulated amounts) and in either case require the application of the net proceeds of such sale to pay such unpaid Distributions, provided that (i) the aggregate amount of the net proceeds of Qualifying Non-Cumulative Perpetual Preferred Stock and Mandatorily Convertible Preferred Stock which the issuer may apply to pay such Distributions pursuant to such provision may not exceed the Preferred Cap, and (ii) if the Mandatory Trigger Provision does not require the issuance and sale of Common Stock and/or rights to acquire Common Stock and the application of the net proceeds thereof to the payment of such Distributions within one year of such failure, then the amount of the net proceeds of the issuance and sale of Common Stock and/or rights to acquire Common Stock which the issuer may apply to pay such Distributions pursuant to such provision may not exceed the Common Cap;

(b) prohibit the issuer from repurchasing any securities ranking junior to or pari passu with the APM Qualifying Securities prior to the date six months after the issuer applies the net proceeds of the sales described in clause (A) to pay such unpaid Distributions;

(c) if the APM Qualifying Securities are rights to acquire Common Stock, prohibit the issuer from issuing such rights and using the proceeds therefrom to pay any unpaid Distributions if the total number of shares of the issuer’s Common Stock underlying all rights issued as APM Qualifying Securities during the life of the security would be in excess of 15% of the total number of the issuer’s issued and outstanding shares of Common Stock as of the date of any proposed issuance of rights as APM Qualifying Securities;

(d) upon any liquidation, dissolution, winding up, reorganization or in connection with any insolvency, receivership or proceeding under any bankruptcy law with respect to the issuer, limit the claim of the holders of such securities (other than Qualifying Non-Cumulative Perpetual Preferred Stock) for Distributions that accumulate during a period in which the issuer fails to satisfy one or more financial tests set forth in the terms of such securities or related transaction agreements to (x) 25% of the principal amount of such securities then outstanding in the case of securities not permitting the issuance and sale pursuant to the provisions described in clause (A) above of securities other than Common Stock or rights to acquire Common Stock or (y) two years of accumulated and unpaid Distributions (including compounded amounts thereon) in all other cases. No remedy other than Permitted Remedies will arise by the terms of such securities or related transaction agreements in favor of the holders of such securities as a result of the issuer’s failure to pay Distributions because of the Mandatory

Trigger Provision or as a result of the issuer’s exercise of its right under an Optional Deferral Provision until Distributions have been deferred for one or more Distribution Periods that total together at least ten years; and

(e) if any deferral period lasts longer than one year, the issuer will not repurchase, or permit its Subsidiaries to purchase, any of its securities that rank pari passu or junior to the APM Qualifying Securities for a one-year period following the date on which all deferred interest has been paid on the securities.

“Market Disruption Event” means the occurrence or existence of any of the following events or sets of circumstances:

(a) trading in securities generally on the New York Stock Exchange or any other national securities, futures or options exchange or over-the-counter market on which the Corporation’s APM Qualifying Securities are then listed or traded shall have been suspended or the settlement of such trading activity generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or market by the Commission, by the relevant exchange or by another regulatory body or governmental authority having jurisdiction, and the establishment of such minimum prices materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, the Corporation’s APM Qualifying Securities;

(b) the Corporation would be required to obtain the consent or approval of its stockholders or a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue or sell APM Qualifying Securities and the Corporation fails to obtain that consent or approval notwithstanding the Corporation’s commercially reasonable efforts to obtain that consent or approval;

(c) a banking moratorium shall have been declared by the federal or state authorities of the United States such that market trading in APM Qualifying Securities has been materially disrupted;

(d) a material disruption shall have occurred in commercial banking or securities settlement or clearance services in the United States such that market trading in APM Qualifying Securities has been materially disrupted;

(e) the United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States, there shall have been a declaration of a national emergency or war by the United States or there shall have occurred any other national or international calamity or crisis which, in the case of any of the foregoing, has resulted in market trading in APM Qualifying Securities having been materially disrupted;

(f) there shall have occurred such a material adverse change in general domestic or international economic, political or financial conditions, including without limitation as a result of terrorist activities, such that market trading in APM Qualifying Securities has been materially disrupted;

(g) an event occurs and is continuing as a result of which the offering document for such offer and sale of APM Qualifying Securities would, in the Corporation’s reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and either (a) the disclosure of that event at such time, in the Corporation’s reasonable judgment, would have a material adverse effect on the Corporation’s business or (b) the disclosure relates to a previously undisclosed proposed or pending material business transaction and the Corporation has a bona fide reason for keeping the same confidential or its disclosure would impede the Corporation’s ability to consummate such transaction, provided that no single suspension period contemplated by this paragraph (g) may exceed 90 consecutive days and multiple suspension periods contemplated by this paragraph (g) may not exceed an aggregate of 180 days in any 360-day period; or

(h) the Corporation reasonably believes that the offering document for the offer and sale of APM Qualifying Securities would not be in compliance with a rule or regulation of the Commission and the Corporation is unable to comply with such rule or regulation or such compliance is unduly burdensome, provided that no single suspension period contemplated by this paragraph (h) may exceed 90 consecutive days and multiple suspension periods contemplated by this paragraph (h) may not exceed an aggregate of 180 days in any 360-day period.

The definition of “Market Disruption Event” as used in any securities or combination of securities that constitute Qualifying Capital Securities may include less than all of the paragraphs outlined above, as determined by the Corporation at the time of issuance of such securities, and in the case of clauses (a), (b), (c) and (d), as applicable to a circumstance where the Corporation would otherwise endeavor to issue preferred stock, shall be limited to circumstances affecting markets where the Corporation’s preferred stock trades or where a listing for its trading is being sought.

“Measurement Date” means, with respect to any repayment, redemption or purchase of securities, the date six months prior to the delivery of notice of such repayment, redemption or the date of such purchase.

“Measurement Period” means the period from a Measurement Date to the related notice date or purchase date. Measurement Periods cannot run concurrently.

“No Payment Provision” means a provision or provisions in the transaction documents for securities (referred to in this definition as “such securities”) that include the following:

(a) an Alternative Payment Mechanism; and

(b) an Optional Deferral Provision modified and supplemented from the general definition of that term to provide that:

(i) the issuer of such securities may, in its sole discretion, or (if the issuer elects to so provide in the terms of such securities) shall in response to a directive or order from any Applicable Governmental Authority, defer in whole or in part payment of Distributions on such securities for one or more consecutive Distribution Periods of up to five years or, if a Market Disruption Event has occurred and is continuing, up to a total of ten years, without any remedy other than Permitted Remedies and the obligations (and limitations on obligations) described in the definition of “Alternative Payment Mechanism” applying; and

(ii) if the issuer becomes subject to a bankruptcy, insolvency, receivership or similar proceeding prior to the redemption or repayment of such securities, the holders of such securities will have no claim to any deferred and unpaid Distributions exceeding (x) if the APM Qualifying Securities include only Common Stock or rights to acquire Common Stock and do not include Qualifying Non-Cumulative Perpetual Preferred Stock or Mandatorily Convertible Preferred Stock, 25% of the principal or stated amount of such securities then outstanding and (y) if the APM Qualifying Securities include Qualifying Non-Cumulative Perpetual Preferred Stock or Mandatorily Convertible Preferred Stock, two years of Distributions on such securities; provided, however, that if the APM Qualifying Securities include Qualifying Non-Cumulative Perpetual Preferred Stock or Mandatorily Convertible Preferred Stock and, accordingly, clause (y) applies, holders of such securities may, at the issuer’s option, have an additional preferred equity claim in respect of deferred and unpaid distributions which are in excess of two years of Distributions that is senior to the Corporation’s Common Stock and is or would be pari passu with any Qualifying Non-Cumulative Preferred Stock or Mandatorily Convertible Preferred Stock up to the amount equal to their pro rata shares of any unused portion of the Preferred Cap (as defined in the definition of “Alternative Payment Mechanism”).

“Non-Cumulative” means, with respect to any securities, that the issuer thereof may elect not to make any number of periodic Distributions or interest payments without any remedy arising under the terms of the securities or related agreements in favor of the holders, other than one or more Permitted Remedies.

“NRSRO” means a nationally recognized statistical rating organization within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Securities Exchange Act.

“Optional Deferral Provision” means, as to any security or combination of securities, a provision in the terms thereof or of the related transaction agreements to the effect of either (a) or (b) below:

(a)(i) the issuer of such securities may, in its sole discretion, defer or skip in whole or in part payment of Distributions on such securities for one or more Distribution Periods of up to five years or, if a Market Disruption Event is continuing, up to a total of ten years, without any remedy other than Permitted Remedies and (ii) if the issuer of such securities has exhausted its right to defer Distributions and no Market Disruption Event is continuing, the issuer will be obligated to issue and sell Common Stock, rights to acquire Common Stock, Mandatorily Convertible Preferred Stock and/or Qualifying Non-Cumulative Perpetual Preferred Stock in an amount such that the net proceeds of such sale equal or exceed the amount of unpaid Distributions on such securities (including without limitation all deferred and accumulated amounts) and to apply the net proceeds of such sale to pay such unpaid Distributions in full or;

(b) the issuer of such securities may, in its sole discretion, defer or skip in whole or in part payment of Distributions on such securities for one or more Distribution Periods for up to ten years, without any remedy other than Permitted Remedies.

“Other Qualifying Replacement Capital Covenant” means a replacement capital covenant, as identified by the Corporation’s Board of Directors reasonably interpreting the definitions of this Replacement Capital Covenant, (i) entered into by a company that at the time it enters into such replacement capital covenant is a reporting company under the Securities Exchange Act and (ii) that restricts the related issuer and its subsidiaries from repaying, redeeming or purchasing identified securities except out of the proceeds of specified replacement capital securities that have terms and provisions at the time of repayment, redemption or purchase that are as or more equity-like than the securities then being repaid, redeemed or purchased, raised since the most recent Measurement Date (and with the Corporation being deemed to receive the applicable percentage of the proceeds actually received).

“Permitted Remedies” means, as to any security or combination of securities, one or more of the following remedies:

(a) rights in favor of the holders of such securities permitting such holders to elect one or more directors of the issuer (including any such rights required by the listing requirements of any stock or securities exchange on which such securities may be listed or traded); and

(b) complete or partial prohibitions on the issuer paying Distributions on or purchasing or redeeming Common Stock or other securities that rank pari passu with or junior as to Distributions to such securities for so long as Distributions on such securities, including deferred Distributions, have not been paid in full or to such lesser extent as may be specified in the terms of such securities.

“Person” means any individual, corporation, partnership, joint venture, trust, limited liability company or corporation, unincorporated organization or government or any agency or political subdivision thereof.

“Prospectus” has the meaning specified in Recital B.

“Qualifying Capital Securities” means securities (other than securities covered by paragraphs (i) and (ii) of Section 2) that, in the determination of the Corporation’s Board of Directors or the relevant committee thereof reasonably interpreting the definitions and other terms of this Replacement Capital Covenant, meet one of the following criteria:

(a) in connection with any repayment, redemption or purchase of ICONs on or prior to June 1, 2017:

(i) securities issued by the Corporation or its Subsidiaries that (1) rank pari passu with or junior to the ICONs upon the liquidation, dissolution or winding up of the Corporation, (2) have no maturity or a maturity of at least 55 years and (3) either (x) are subject to a replacement capital covenant substantially similar to this Replacement Capital Covenant or an Other Qualifying Replacement Capital Covenant and have either a No Payment Provision or are Non-Cumulative or (y) have a Mandatory Trigger Provision and are subject to Intent-Based Replacement Disclosure and have either an Optional Deferral Provision or a No Payment Provision; or

(ii) preferred stock issued by the Corporation or its Subsidiaries that (1) is Non-Cumulative, (2) has no prepayment obligation on the part of the issuer thereof, whether at the election of the holders or otherwise, (3) has no maturity or a maturity of at least 55 years and (4) either (x) is subject to a replacement capital covenant substantially similar to this Replacement Capital Covenant or an Other Qualifying Replacement Capital Covenant or (y) has a Mandatory Trigger Provision and is subject to Intent-Based Replacement Disclosure; or

(iii) securities issued by the Corporation or its Subsidiaries that (1) rank pari passu or junior to other preferred stock of the issuer, (2) have no maturity or a maturity of at least 35 years, (3) are subject to a replacement capital covenant substantially similar to this Replacement Capital Covenant or an Other Qualifying Replacement Capital Covenant, (4) have an Optional Deferral Provision and (5) have a Mandatory Trigger Provision; or

(b) in connection with any repayment, redemption or purchase of ICONs at any time after June 1, 2017 but on or prior to June 1, 2037:

(i) securities described under clause (a) of this definition;

(ii) securities issued by the Corporation or its Subsidiaries that (1) rank pari passu with or junior to the ICONs upon a liquidation, dissolution or winding up of the Corporation, (2) have no maturity or a maturity of at least 55 years, (3) are subject to a replacement capital covenant substantially similar to this Replacement Capital Covenant or an Other Qualifying Replacement Capital Covenant and (4) have an Optional Deferral Provision;

(iii) securities issued by the Corporation or its Subsidiaries that (1) rank pari passu with or junior to the ICONs upon a liquidation, dissolution or winding up of the Corporation, (2) are Non-Cumulative or have a No Payment Provision and (3) (x) have no maturity or a maturity of at least 55 years and (y) are subject to Intent-Based Replacement Disclosure;

(iv) securities issued by the Corporation or its Subsidiaries that (1) rank pari passu with or junior to the ICONs upon a liquidation, dissolution or winding up of the Corporation, (2) are Non-Cumulative or have a No Payment Provision, (3) have no maturity or a maturity of at least 35 years and (4) are subject to a replacement capital covenant substantially similar to this Replacement Capital Covenant or an Other Qualifying Replacement Capital Covenant;

(v) securities issued by the Corporation or its Subsidiaries that (1) rank pari passu with or junior to the ICONs upon a liquidation, dissolution or winding up of the Corporation, (2) have an Optional Deferral Provision, (3) have a Mandatory Trigger Provision and (4) have no maturity or a maturity of at least 55 years;

(vi) cumulative preferred stock issued by the Corporation or its Subsidiaries that (1) has no prepayment obligation on the part of the issuer thereof, whether at the election of the holders or otherwise, and (2) (x) has no maturity or a maturity of at least 55 years and (y) is subject to a replacement capital covenant substantially similar to this Replacement Capital Covenant or an Other Qualifying Replacement Capital Covenant; or

(vii) other securities issued by the Corporation or its Subsidiaries that (1) rank upon a liquidation, dissolution or winding-up of the Corporation either (x) pari passu with or junior to the ICONs or (y) pari passu with the claims of the Corporation’s trade creditors and junior to all of the Corporation’s long-term indebtedness for money borrowed (other than the Corporation’s long-term indebtedness for money borrowed from time to time outstanding that by its terms ranks pari passu with such securities on a liquidation, dissolution or winding-up of the Corporation), (2) have an Optional Deferral Provision or a No Payment Provision, (3) have a Mandatory Trigger Provision and (4) either (x) have no maturity or a maturity of at least 35 years and Intent-Based Replacement Disclosure or (y) have no maturity or a maturity of at least 25 years and are subject to a replacement capital covenant substantially similar to this Replacement Capital Covenant or an Other Qualifying Replacement Capital Covenant; or

(c) in connection with any repayment, redemption or purchase of ICONs at any time after June 1, 2037:

(i) securities described under clause (b) of this definition;

(ii) preferred stock issued by the Corporation or its Subsidiaries that (1) (x) has no maturity or a maturity of at least 45 years and (y) is subject to Intent-Based Replacement Disclosure and (2) is Non-Cumulative;

(iii) securities issued by the Corporation or its Subsidiaries that (1) rank pari passu with or junior to the ICONs upon a liquidation, dissolution or winding up of the Corporation, (2) either (A) have no maturity or a maturity of at least 55 years and are subject to Intent-Based Replacement Disclosure or (B) have no maturity or a maturity at least 25 years and are subject to a replacement capital covenant substantially similar to this Replacement Capital Covenant or an Other Qualifying Replacement Capital Covenant and (3) are Non-Cumulative;

(iv) securities issued by the Corporation or its Subsidiaries that (1) rank pari passu with or junior to the ICONs upon a liquidation, dissolution or winding up of the Corporation, (2) have an Optional Deferral Provision, (3) have a Mandatory Trigger Provision and (4) (x) have no maturity or a maturity at least 25 years and (y) are subject to Intent-Based Replacement Disclosure; or

(v) cumulative preferred stock issued by the Corporation or its Subsidiaries that either (1) (x) has no maturity or a maturity of at least 55 years and (y) are subject to Intent-Based Replacement Disclosure or (2) has a maturity of at least 35 years and is subject to a replacement capital covenant substantially similar to this Replacement Capital Covenant or an Other Qualifying Replacement Capital Covenant.

“Qualifying Non-Cumulative Perpetual Preferred Stock” means preferred stock of the Corporation that (i) is Non-Cumulative, (ii) ranks pari passu with or junior to all other preferred stock of the Corporation, (iii) is perpetual and (iv) is subject to either a replacement capital covenant substantially similar to this Replacement Capital Covenant or an Other

Qualifying Replacement Capital Covenant or provides for mandatory deferral tied to the breach of certain financial tests and is subject to Intent-Based Replacement Disclosure, and in each case as to which the transaction documents provide for no remedies as a consequence of non-payment of Distributions other than Permitted Remedies.

“Redesignation Date” means, as to the then-effective Covered Debt, the earliest of (i) the date that is two years prior to the final maturity date of such Covered Debt, (ii) if the Corporation or any of its Subsidiaries elects to repay or redeem, or the Corporation or any of its Subsidiaries elects to purchase, such Covered Debt either in whole or in part with the consequence that after giving effect to such repayment, redemption or repurchase the outstanding aggregate principal amount of such Covered Debt is less than $100,000,000, the applicable repayment, redemption or purchase date and (iii) if such Covered Debt is not Eligible Subordinated Debt, the date on which the Corporation issues long-term indebtedness for money borrowed that is Eligible Subordinated Debt.

“Replacement Capital Covenant” has the meaning specified in the introduction to this instrument.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Subsidiary” means, at any time, any Person the shares of stock or other ownership interests of which having ordinary voting power to elect a majority of the board of directors or other managers of such Person are at the time owned, or the management or policies of which are otherwise at the time controlled, directly or indirectly through one or more intermediaries (including other Subsidiaries) or both, by another Person.

“Termination Date” has the meaning specified in Section 4(a).